EXHIBIT 10.5

AMPEX CORPORATION

and

AMPEX INTERNATIONAL SALES CORPORATION

as the CPR Administrator

CONTINGENT PAYMENT RIGHTS AGREEMENT

Dated as of October 3, 2008

(i)

CONTINGENT PAYMENT RIGHTS AGREEMENT

This Contingent Payment Rights Agreement, dated as of October 3, 2008 (this “Agreement”), made by and between Ampex Corporation, a Delaware corporation (the “Company”) and Ampex International Sales Corporation, a California corporation (“Ampex International”), as the contingent payment rights administrator (together with any successor thereto, the “CPR Administrator”). Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the First Modified Third Amended Joint Chapter 11 Plan of Reorganization for Ampex Corporation and its Affiliated Debtors (as defined therein), dated as of July 31, 2008 (as the same may be amended, modified or supplemented from time to time, the “Plan”).

R E C I T A L S:

WHEREAS, the Company and its U.S. subsidiaries have filed voluntary petitions for relief under chapter 11 of title 11 of the United States Code in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”);

WHEREAS, on July 31, 2008, the Bankruptcy Court entered an order (the “Confirmation Order”) confirming the Plan;

WHEREAS, pursuant to the Plan and the Confirmation Order, as of the Effective Date, the Existing Common Stock was cancelled and no distribution was made under the Plan to holders of Existing Common Stock on account of such interests;

WHEREAS, as part of a settlement and compromise set forth in the Plan, the Company agreed to issue each holder of Existing Common Stock that did not object to the confirmation of the Plan, a right that entitles such holder to receive a Pro Rata Percentage of certain future income of Reorganized Ampex from a limited pool of assets as set forth herein;

WHEREAS, the administration and processing of such CPR Distributions and other matters in connection with these Distribution Rights will involve substantial administration;

WHEREAS, the Company desires to appoint Ampex International as the CPR Administrator to act on behalf of the Company in connection with the Distribution Rights, and the CPR Administrator is willing to so act and serve in such capacity, in each case upon the terms set forth herein and pursuant to the Plan and Confirmation Order;

WHEREAS, Hillside Capital Incorporated (“Hillside”) has consented to the appointment of Ampex International as the CPR Administrator as evidenced and acknowledged by Hillside executing this Agreement; and

NOW, THEREFORE, in consideration of the premises, covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1. Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

“Agreement” shall have the meaning set forth in the first paragraph of this Agreement.

“Allowed Existing Common Stock Interest” shall mean any share of Existing Common Stock other than a share (i) that is a Disputed Existing Common Stock Interest as of the Effective Date or (ii) the holder of which has objected to the confirmation of the Plan.

“Bankruptcy Court” shall have the meaning set forth in the Recitals of this Agreement.

“Business Day” shall mean any day (other than a day which is a Saturday, Sunday or legal holiday in the State of New York) on which banks are open for business in the State of New York.

“Cancelled Common Stock” shall mean each share of common stock constituting the Existing Common Stock cancelled pursuant to the Plan.

“Close of Business” on any given date shall mean 5:00 P.M., New York, New York time, on such date; provided, however, that if such date is not a Business Day it shall mean 5:00 P.M. New York, New York time, on the next succeeding Business Day.

“Code” shall have the meaning set forth in Section 19(a) hereof.

“Company” shall have the meaning set forth in the Preamble of this Agreement.

“Company Expenses” shall mean for each Distribution Period, the amount Reorganized Ampex incurred as expenses under this Agreement or paid to the CPR Administrator as compensation or expense reimbursement pursuant to this Agreement during such Distribution Period.

“Confirmation Date” shall mean the date on which the Confirmation Order is entered by the Bankruptcy Court.

“Confirmation Order” shall have the meaning set forth in the Recitals of this Agreement.

“CPR Administrator” shall (i) have the meaning set forth in the Preamble of this Agreement or (ii) mean any successor or replacement thereto as provided in Sections 10 and 12 hereof.

“CPR Administrator Rights Notice” shall have the meaning set forth in Section 3(b) of this Agreement.

“CPR Distributions” shall mean any cash distributions from Reorganized Ampex to which the Right Holders are entitled pursuant to the terms of the Plan and this Agreement.

“CPR Reserve Account” shall have the meaning set forth in Section 4(c) of this Agreement.

“Cumulative Net New Patent Revenue” shall mean Net New Patent Revenue for a Distribution Period plus any Net New Patent Revenue from any prior Distribution Period with respect to which no CPR Distributions were made.

“Disputed Existing Common Stock Interest” shall mean any share of Existing Common Stock (i) as to which an objection or action to dispute, deny or otherwise limit recovery with respect thereto has been filed or commenced within the applicable period of limitation fixed by applicable law, (ii) that is not allowed in any contract, instrument, indenture, or other agreement entered into pursuant to the Plan, (iii) the holder of which cannot be located by the Debtors, Reorganized Debtors or CPR Administrator at any of the addresses set forth in Section 8.9 of the Plan, (iv) the holder of which notifies the CPR Administrator in writing within 10 days of receipt of the CPR Administrator Rights Notice that there is an error in the calculation of its Pro Rata Percentage of the CPR Distribution, (v) the holder of which has not surrendered Cancelled Common Stock certificates or other instruments evidencing such Existing Common Stock or affidavit of loss and indemnity satisfactory to the CPR Administrator or (vi) issuable upon the conversion or exercise of options, warrants or other securities to purchase shares of Existing Common Stock that are vested as of the Effective Date and the holder of which has not exercised such warrants, options or other securities to purchase shares of Existing Common Stock as of the Effective Date.

“Distribution Date” shall mean March 31st of each calendar year immediately following a Distribution Period.

“Distribution Period” shall mean each calendar year and, in the case of the year that includes the Effective Date, the period commencing on the Effective Date and ending on the Close of Business of December 31st of such calendar year.

“Distribution Record Date” shall mean the Confirmation Date.

“Distribution Rights” shall have the meaning set forth in Section 3(a) of this Agreement.

“Effective Date” shall mean the first Business Day on which all conditions set forth in Section 11.2 of the Plan have been satisfied or waived.

“Existing Common Stock” shall mean shares of common stock, par value $0.01 per share, of the Company issued prior to the Effective Date.

“Existing Patents” shall mean any patents of the Company or its subsidiaries that have been issued based on patent applications filed by the Company, any of its affiliates, representatives or agents acting in such capacity, having an effective filing date prior to the Effective Date; a list of the Company’s Existing Patents is attached hereto as Schedule I.

“Family Members” means, with respect to any individual, such Person’s spouse, children, siblings, parents and all lineal descendants of such Person’s parents (in each case, natural or adopted).

“Forfeited Right Holder” shall have the meaning set forth in Section 4(e) of this Agreement.

“Form W-8” shall have the meaning set forth in Section 19(a) of this Agreement.

“Hillside” shall have the meaning set forth in the Recitals of this Agreement.

“Initial Company Notice” shall have the meaning set forth in Section 3(b) of this Agreement.

“Net New Patent Revenue” shall mean (i) the consolidated revenue that Reorganized Ampex and its subsidiaries receive from royalty payments on licenses of Existing Patents including any interest accrued on such royalty payments (less any expenses arising out of or associated with such licenses, including applicable taxes assessed on income from such licenses and fees for maintenance of the Existing Patents) after the effective date of each such license, (ii) the consolidated revenue that Reorganized Ampex and its subsidiaries receive from the sale or transfer of Existing Patents (less any expenses arising out of or associated with such sale or transfer of Existing Patents, including all applicable taxes), (iii) the consolidated revenue that Reorganized Ampex and its subsidiaries receive from any securitization of royalties or other payments from licenses of Existing Patents, (iv) the consolidated revenue that Reorganized Ampex and its subsidiaries receive from any monetary damages received as a result of infringement litigation asserting an Existing Patent, and (v) in the event that Reorganized Ampex or any of its affiliates (other than Ampex Data Systems Corporation or its successors) uses the Existing Patents, such revenue Reorganized Ampex would have received had it licensed such Existing Patents to an unaffiliated third party in an arm’s-length transaction; provided, however, that Net New Patent Revenue shall not include revenue from licenses that bear revenue as of the Effective Date.

“Person” shall mean any individual, firm, corporation, partnership, limited partnership, limited liability partnership, business trust, limited liability company, unincorporated association or other entity, and shall include any successor (by merger or otherwise) of such entity.

“Permitted Transferee” shall have the meaning set forth in Section 6(a) of this Agreement.

“Plan” shall have the meaning set forth in the first paragraph of this Agreement.

“Pro Rata Percentage” shall mean, a ratio (expressed as a percentage) the numerator of which shall be the number of shares of Existing Common Stock held by a Right Holder as of the Close of Business on the date immediately prior to the Effective Date and the denominator of which shall be the total number of Existing Common Stock outstanding as of the date immediately prior to the Effective Date.

“Recovery Threshold Amount” shall be $83,846,915.00.

“Reorganized Ampex” shall mean the Company and any successor thereto, as reorganized.

“Right Holders” shall have the meaning set forth in Section 3(a) of this Agreement.

“Rights Registry” shall have the meaning set forth in Section 3(c) hereof.

“Treasury Regulations” shall have the meaning set forth in Section 19(a) hereof.

“Unclaimed Distribution Recipient” shall have the meaning set forth in Section 4(e) hereof.

“Unclaimed Rights Forfeit Date” shall have the meaning set forth in Section 4(e) hereof.

Section 2. Appointment of CPR Administrator. The Company, with the consent of Hillside, hereby appoints the CPR Administrator to act as agent for the Company in accordance with the terms and conditions hereof, and the CPR Administrator hereby accepts such appointment.

Section 3. Issuance of Distribution Rights.

(a) As of the Effective Date, each holder of an Allowed Existing Common Stock Interest as of the Close of Business on the Distribution Record Date is, in accordance with the Plan, entitled to receive a right to receive its Pro Rata Percentage of CPR Distributions subject to the terms set forth herein (the “Distribution Rights” and such recipient of Distribution Rights, a “Right Holder”).

(b) Within 10 Business Days following its receipt of (V) a written notice of the occurrence of the Effective Date, (W) a list of the Right Holders and the number of shares of Existing Common Stock held by each such Right Holder as of the date immediately prior to the Effective Date, (X) a list of the holders of Disputed Existing Common Stock Interests and the maximum number of shares of Existing Common Stock asserted to be held by each such Person as of the date immediately prior to the Effective Date, (Y) the Pro Rata Percentage of any CPR Distributions to which each Right Holder is entitled to receive from Reorganized Ampex and (Z) the Pro Rata Percentage of any CPR Distributions to which each holder of Disputed Existing Common Stock Interests would be entitled to receive if such Disputed Existing Common Stock Interests held by such Person was otherwise an Allowed Existing Common Stock Interest (which Reorganized Ampex hereby agrees to provide within 30 days of the Effective Date, the “Initial Company Notice”), the CPR Administrator, at the expense of Reorganized Ampex, shall provide to each holder of Existing Common Stock that did not object to the confirmation of the Plan (i) a written notice (the “CPR Administrator Rights Notice”) of the Distribution Rights granted to each Right Holder or its Permitted Transferee pursuant to this Agreement and (ii) written instructions regarding the proper delivery of certificates representing shares of Cancelled Common Stock, other instruments evidencing Cancelled Common Stock or an affidavit of loss and indemnity, which shall be in its sole discretion, satisfactory to the CPR Administrator with respect to such lost, stolen, mutilated or destroyed certificates.

(c) Upon receipt of the Initial Company Notice, the CPR Administrator shall keep or cause to be kept, at its office designated for such purposes, books for registration of (i) the name and address of each Right Holder and the number of shares of Existing Common Stock held by each such Right Holder as of the date immediately prior to the Effective Date (ii) the name and address of each holder of

Disputed Existing Common Stock Interests and the number of shares of Existing Common Stock held by such Person as of the date immediately prior to the Effective Date, (iii) the Pro Rata Percentage of any CPR Distributions each Right Holder or its Permitted Transferee is entitled to receive and (iv) the Pro Rata Percentage of any CPR Distributions to which each holder of a Disputed Existing Common Stock Interest would be entitled to receive if such Disputed Existing Common Stock Interest held by such Person was otherwise an Allowed Existing Common Stock Interest (the “Rights Registry”). The CPR Administrator shall update the Rights Registry with respect to each Right Holder, including with respect to Disputed Existing Common Stock Interests that become an Allowed Existing Common Stock Interests and any change of name, address or other contact information of any Right Holder upon receipt of a written notice of any such change including from any such Person pursuant to Section 5, Section 6 and Section 13 of this Agreement.

(d) To receive Distribution Rights, each Right Holder shall surrender to the CPR Administrator (i) certificates representing its shares of Cancelled Common Stock (or an affidavit of loss and indemnity satisfactory to the CPR Administrator with respect to any lost, stolen, mutilated or destroyed certificates) or (ii) to the extent such Cancelled Common Stock is not certificated, other instruments evidencing such Cancelled Common Stock satisfactory to the CPR Administrator within 60 days of receipt of the CPR Administrator Rights Notice. In the event that any Right Holder fails to surrender to the CPR Administrator certificates or other instruments evidencing Cancelled Common Stock pursuant to this Section 3(d), the Cancelled Common Stock evidenced by such certificates or other instruments held by such Right Holder shall be deemed a Disputed Existing Common Stock Interest and shall be subject to the terms set forth in Section 5 hereof.

Section 4. CPR Distributions.

(a) No later than 15 days prior to each Distribution Date, Reorganized Ampex shall calculate the amount of CPR Distributions, if any, owed to each Right Holder or its Permitted Transferee for the applicable Distribution Period and shall promptly deliver (i) a written notice to the CPR Administrator of such amounts on an aggregate basis, if any, and (ii) a statement of Reorganized Ampex, approved by its Board of Directors and certified by its Chief Financial Officer as to such statement’s compliance with the terms of this Agreement, setting forth a description and calculation of such CPR Distributions, including the Net New Patent Revenue for such Distribution Period, Net New Patent Revenue for any prior Distribution Period for which no CPR Distributions were made, the Cumulative Net New Patent Revenue, the Recovery Threshold Amount and the amount of any CPR Distributions (or if no CPR Distributions, a statement to that effect) to be paid to Right Holders on the Distribution Date (the “Reorganized Ampex Statement”).

(b) On the Distribution Date, Reorganized Ampex (or the Disbursing Agent or other distribution agent on behalf of Reorganized Ampex) shall deliver to the CPR Administrator the total aggregate amount required to allow the CPR Administrator to distribute the CPR Distributions for the applicable Distribution Period to each Right Holder.

(c) Subject to Section 19(b) hereof, no later than 15 days after each Distribution Date, the CPR Administrator shall distribute to each Right Holder (i) its Pro Rata Percentage of the CPR Distribution, if any, in accordance with the percentages set forth in the Rights Registry and (ii) the Reorganized Ampex Statement. Subject to Section 5 hereof, the CPR Administrator shall hold in a separate account (the “CPR Reserve Account”) that portion of the remaining balance of CPR Distributions with respect to Disputed Existing Common Stock Interests that have not become Allowed Existing Common Stock Interests as of the applicable Distribution Date. If there are no CPR Distributions for the Distribution Period, the CPR Administrator shall, in any event, distribute the Reorganized Ampex Statement to the Right Holders. The CPR Administrator shall keep and maintain complete and accurate ledgers showing all payments made by the CPR Administrator pursuant to the terms of the Plan, this Agreement and the Reorganized Ampex Statement and shall furnish copies of such ledgers ,which shall be kept as part of the Rights Registry, to Reorganized Ampex from time to time upon request.

(d) On each Distribution Date, the maximum CPR Distribution to be made by Reorganized Ampex shall be an amount equal to the product of (x) 0.5 times (y) the Cumulative Net New Patent Revenue in excess of the Recovery Threshold Amount less (z) the Company Expenses. In the event that CPR Distributions for a Distribution Period are less than Company Expenses for such Distribution Period, the excess Company Expenses shall be carried over to the Distribution Period immediately following such Distribution Period and be treated as Company Expenses for that next Distribution Period.

(e) In the event that the CPR Administrator cannot locate any Right Holder or its Permitted Transferee at the last known address set forth in the Rights Registry (such Right Holder, a “Forfeited Right Holder”) within one (1) year of any Distribution Date on which CPR Distributions are actually made (the “Unclaimed Rights Forfeit Date”), such Forfeited Right Holder’s CPR Distributions shall be forfeited and the CPR Administrator shall distribute such forfeited CPR Distributions to the Right Holders or Permitted Transferees, and to the CPR Reserve Account on account for holders of Disputed Existing Common Stock Interests, in each case who have not forfeited their respective CPR Distributions pursuant to this Section 4(e) (the “Unclaimed Distribution Recipients”) pro rata based on a ratio (expressed as a percentage) the numerator of which shall be the number of shares of Existing Common Stock held by an Unclaimed Distribution Recipient on the date immediately prior to the Effective Date and the denominator of which shall be the total number of shares of Existing Common Stock held by Unclaimed Distribution Recipients as of the date immediately prior to the Effective Date. Any unclaimed CPR Distributions to be distributed pursuant to this Section 4(e) to Unclaimed Distribution Recipients that are Right Holders as of the Unclaimed Rights Forfeit Date, shall be distributed and paid out to such Right Holders as soon as practicable after the Unclaimed Rights Forfeit Date. Any unclaimed CPR Distributions reserved pursuant to this Section 4(e) on account of Unclaimed Distribution Recipients that are holders of Disputed Existing Common Stock Interests as of the Unclaimed Rights Forfeit Date shall be deposited in the CPR Reserve Account and shall be released and paid out to such Unclaimed Distribution Recipients pursuant to Section 5(a). Notwithstanding any provision herein, no CPR Distributions, if any, shall be made to an Unclaimed Distribution Recipient until such time as the CPR Administrator shall determine that such distribution is practicable.

Section 5. Disputed Existing Common Stock Interest, Disallowed Existing Common Stock Interest and Forfeited Distribution Rights.

(a) With respect to a Disputed Existing Common Stock Interest, the CPR Administrator shall (i) reserve the Pro Rata Percentage of the Distribution Rights to which the holder of such Disputed Existing Common Stock Interest would have been entitled if such Disputed Existing Common Stock Interest was an Allowed Existing Common Stock Interest on the Effective Date, (ii) not register in the Rights Registry such Distribution Rights that would otherwise be allocable under the Plan to such holders of Disputed Existing Common Stock Interests if such interests were Allowed Existing Common Stock Interests on the Effective Date and (iii) hold all CPR Distributions which would otherwise be distributable to the holders of such Disputed Existing Common Stock Interests if such interests were Allowed Existing Common Stock Interests on the Effective Date in the CPR Reserve Account. In the event that any Disputed Existing Common Stock Interest becomes an Allowed Existing Common Stock Interest, the CPR Distributions on account of such Allowed Existing Common Stock Interest shall be released from the CPR Reserve Account and the CPR Administrator shall (A) record as owned in the Rights Registry the Distribution Rights to which the holder of such newly Allowed Existing Common Stock Interest would have been entitled if such newly Allowed Existing Common Stock Interest was an Allowed Existing Common Stock Interest on the Effective Date, and (B) subject to Section 19(b) hereof, distribute to the holder of such newly Allowed Existing Common Stock Interest, as soon as practicable thereafter, any CPR Distributions reserved in the CPR Reserve Account which would have been distributed to such Person in respect of such Person’s Distribution Rights if such Existing Common Stock was fully or partially allowed, as the case may be, on the Effective Date, provided that the CPR Administrator may direct the withholding of any CPR Distributions until any cost or expense associated with maintaining such CPR Distributions accruing after the Effective Date is paid. Notwithstanding any provision herein, no CPR Distributions, if any, shall be made to a holder of resolved Disputed Existing Common Stock Interests until such time as the CPR Administrator shall determine that such distribution is practicable.

(b) Any CPR Distributions reserved on account of any Disputed Existing Common Stock Interest that becomes the subject of a final and binding court order or a written and binding settlement agreement, in each case whereby such Disputed Existing Common Stock Interest, or any portion thereof, is disallowed or otherwise determined or agreed that it shall never become an Allowed Existing Common Stock Interest, shall be cancelled and forfeited by such holder of Disputed Existing Common Stock Interest and the CPR Administrator shall return such CPR Distributions to Reorganized Ampex. No Right Holder shall have any claim to any CPR Distributions returned to Reorganized Ampex pursuant to this Section 5(b).

Section 6. Limitation on Transferability of Distribution Rights.

(a) No holder of Distribution Rights may sell, assign or transfer all or any portion of such Distribution Rights except to such Person’s Permitted Transferees. A “Permitted Transferee” shall mean (i) with respect to a holder of Distribution Rights that is an individual, any transfer of the Distribution Rights made (X) to such holder’s Family Members, (Y) to a revocable trust created for the benefit of the holder of such Distribution Rights, or any of his or her Family Members; (Z) to the estate, executor, administrator, personal representative, devisee, or legatee of such holder of Distribution Rights, (ii) with respect to a holder of the Distribution Rights that is an entity, (X) a transferee or successor by operation of law of such Right Holder upon the merger, consolidation or other similar transaction involving the Right Holder or (Y) any transfer of Distribution Rights made to the holder of equity interests in such entity in a pro rata distribution, or (iii) a transfer to an entity that all of the equity interests of which are owned by the holder of the Distribution Rights or Permitted Transferee of such holder of Distribution Rights provided that such entity shall agree in writing that it shall be subject to the terms and conditions of this Agreement and it shall reconvey such interest to the holder of Distribution Rights prior to such time that it ceases to be a Permitted Transferee.

(b) Subject to Section 6(d), transfer of Distribution Rights to Permitted Transferees are effective upon (i) receipt by the CPR Administrator from the transferring Right Holder of (X) written notice of the proposed transfer which written notice shall include the name and address of the proposed Permitted Transferee and amount of transfer, (Y) an instrument evidencing such transfer is being made to a Permitted Transferee such as a letter of testamentary, trust organizational documents or a registered will (to the extent that such an instrument can reasonably be obtained) and (Z) a certificate of the Right Holder certifying that such transfer is being made to a Person that qualifies as a Permitted Transferee under this Agreement; (ii) such evidence of transfer being reasonably satisfactory to the CPR Administrator; and (iii) the CPR Administrator recording such transfer in the Rights Registry.

(c) The CPR Administrator shall, within 10 days of recording a transfer in the Rights Registry, notify in writing both the transferor and the Permitted Transferee, at the last known address set forth in the Rights Registry and in the notice referenced in Section 6(b)(i)(X) hereof respectively, of the completion of the transfer.

(d) The transferor shall reimburse the CPR Administrator for any reasonable expenses incurred in connection with the proposed transfer to a Permitted Transferee within 10 days of receipt of an invoice by the transferor from the CPR Administrator such invoice shall be sent via over night mail to the transferor (unless otherwise agreed to in writing by the parties) and shall be deemed received on the Business Day following the date such invoice is sent via overnight mail.

Section 7. Destruction of Cancelled Common Stock Certificates. All Cancelled Common Stock certificates, instruments and affidavits of loss and indemnity surrendered pursuant to Section 3 of this Agreement, shall, if surrendered to Reorganized Ampex or to any of its agents, be delivered to the CPR Administrator for cancellation or in cancelled form, or, if surrendered to the CPR Administrator, shall be cancelled by it, and no Distribution Rights shall be issued in lieu thereof except as expressly permitted by any of the provisions of this Agreement and the Plan. The CPR Administrator shall deliver to Reorganized Ampex all Cancelled Common Stock certificates, instruments or affidavit of loss and indemnity received by it at the written request of Reorganized Ampex, or destroy such cancelled certificates, and in such case shall deliver a certificate or other evidence of destruction thereof to Reorganized Ampex.

Section 8. Agreement of Right Holders. Every holder of Distribution Rights, by accepting the same, consents and agrees with Reorganized Ampex and the CPR Administrator and with every other holder of Distribution Rights that:

(a) the Distribution Rights are subject to the terms, provisions and conditions of the Plan and this Agreement;

(b) the Distribution Rights will not be represented by any certificates and may not be transferred or assigned except as expressly provided in Section 6 of this Agreement;

(c) the Distribution Rights do not represent equity ownership in Reorganized Ampex;

(d) the Distribution Rights do not bear any stated rate of interest;

(e) no Right Holder shall be entitled to vote, receive dividends or be deemed for any purpose the holder of any securities of Reorganized Ampex nor anything contained herein be construed to confer upon any Right Holder any of the rights of a stockholder of Reorganized Ampex or any right to vote for the election of directors or upon any matter submitted to stockholders at any meeting thereof, or to give or withhold consent to any corporate action, or to receive notice of meetings or other actions affecting stockholders, or to receive subscription rights, or otherwise; and

(f) notwithstanding anything in this Agreement to the contrary, none of the Company, Reorganized Ampex nor the CPR Administrator shall have any liability to any holder of a Distribution Right or other Person as a result of its inability to perform any of its obligations under this Agreement by reason of any preliminary or permanent injunction or other injunction, order, judgment, decree or ruling issued by a court of competent jurisdiction or by a governmental, regulatory or administrative agency or commission, or any statute, rule, regulation or executive order promulgated or enacted by any governmental authority prohibiting or otherwise restraining performance of such obligation; provided, however, Reorganized Ampex agrees to use commercially reasonable efforts to have any such injunction, order, judgment, decree or ruling lifted or otherwise overturned as soon as possible.

Section 9. Concerning the CPR Administrator.

(a) The Company agrees to pay to the CPR Administrator compensation in accordance with Schedule II hereto, for all services rendered by it hereunder and, from time to time, on demand of the CPR Administrator, its reasonable and documented out-of-pocket expenses, including reasonable fees or expenses of counsel and other disbursements incurred in the preparation, administration, delivery, execution and amendment of this Agreement and the exercise and performance of its duties hereunder. To the extent any expenses of the CPR Administrator are invoiced to and paid for by a Right Holder or Permitted Transferee pursuant to Section 6(d) hereof, the CPR Administrator shall not invoice or bill Reorganized Ampex for such expenses. Reorganized Ampex also agrees to indemnify the CPR Administrator for, and to hold it harmless against, any loss, liability, damage, judgment, fine, penalty, claim, demand, settlement, cost or expense (including, without limitation, the reasonable fees and expenses of legal counsel), incurred without gross negligence or willful misconduct on the part of the CPR Administrator (which gross negligence or willful misconduct must be determined by a final, non-appealable order, judgment, decree or ruling of a court of competent jurisdiction), for any action taken, suffered or omitted by the CPR Administrator in connection with the acceptance, exercise, performance or administration of its duties under this Agreement. The costs and reasonable expenses incurred by the CPR Administrator in enforcing this right of indemnification shall be paid by Reorganized Ampex. The provisions of this Section 9 and Section 11 below shall survive the termination of this Agreement, the distribution of all CPR Distributions or, expiration of the Distribution Rights and the resignation or removal of the CPR Administrator.

(b) The CPR Administrator shall be authorized and protected and shall incur no liability for or in respect of any action taken, suffered or omitted by it in connection with its administration of this Agreement or the exercise or performance of its duties hereunder, in reliance upon any instrument of transfer, power of attorney, affidavit, letter, notice, instruction direction, consent, certificate, statement, or other paper or document received by it from a Right Holder believed by it in the absence of bad faith or gross negligence to be genuine and to be signed, executed and, where necessary, verified or acknowledged, by the proper Person or Persons or otherwise upon the advice of counsel as set forth in Section 11(a) hereof.

Section 10. Merger or Consolidation or Change of Name of CPR Administrator. Any Person into which the CPR Administrator or any successor CPR Administrator may be merged or with which it may be consolidated, or any Person resulting from any merger or consolidation to which the CPR Administrator or any successor CPR Administrator shall be a party, or any Person succeeding to the business of the CPR Administrator or any successor CPR Administrator, shall be the successor to the CPR Administrator under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties hereto, provided that such Person would be eligible for appointment as a successor CPR Administrator under the provisions of Section 12 hereof.

Section 11. Duties of CPR Administrator. The CPR Administrator shall perform its duties and obligations under this Agreement upon the following terms and conditions, by all of which Reorganized Ampex and the holders of Distribution Rights, by their acceptance thereof, shall be bound:

(a) The CPR Administrator may consult with legal counsel (who may be legal counsel for Reorganized Ampex, or retained by the CPR Administrator), and the advice or opinion of such counsel shall be full and complete authorization and protection to the CPR Administrator and the CPR Administrator shall incur no liability for or in receipt of any action taken, suffered or omitted by it in the absence of bad faith or gross negligence in accordance with such advice or opinion.

(b) Whenever in the performance of its duties under this Agreement the CPR Administrator shall deem it necessary or desirable that any fact or matter be proved or established by Reorganized Ampex prior to taking, omitting or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a certificate signed by any one of the Chairman of the Board, the President, a Vice President, the Treasurer or the Secretary of Reorganized Ampex and delivered to the CPR Administrator; and such certificate shall be full and complete authorization and protection to the CPR Administrator and the CPR Administrator shall incur no liability for or in respect of any action taken, omitted or suffered by it in the absence of bad faith or gross negligence under the provisions of this Agreement in reliance upon such certificate.

(c) The CPR Administrator shall be liable hereunder to Reorganized Ampex and any other Person only for its own gross negligence or willful misconduct (which gross negligence or willful misconduct must be determined by a final, non-appealable order, judgment, decree or ruling of a court of competent jurisdiction).

(d) The CPR Administrator shall not have any liability for or be under any responsibility in respect of the validity of this Agreement or the execution and delivery hereof (except the due execution hereof by the CPR Administrator); any breach by the Company of any covenant or condition contained in this Agreement; nor shall it by any act hereunder be deemed to make any representation or warranty as to the Distribution Rights; nor shall it be responsible for any change in the Distribution Rights (including the Distribution Rights becoming null and void hereunder).

(e) The Company agrees that it will perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered all such further and other acts, instruments and assurances as may reasonably be required by the CPR Administrator for the carrying out or performing by the CPR Administrator of the provisions of this Agreement.

(f) The CPR Administrator is hereby authorized and directed to accept instructions with respect to the performance of its duties hereunder from any one of the Chairman of the Board, the President, a Vice President, the Secretary or the Treasurer of Reorganized Ampex, and to apply to such officers for advice or instructions in connection with its duties, and such instructions shall be full authorization and protection to the CPR Administrator, and the CPR Administrator shall not be liable for any action taken, omitted or suffered to be taken by it in the absence of bad faith or gross negligence in accordance with instructions of any such officer.

(g) The CPR Administrator may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder either itself (through its directors, officers and employees) or by or through its attorneys or agents.

(h) No provision of this Agreement shall require the CPR Administrator to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of its rights if it believes that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it.

(i) Except with respect to any notice given by a Right Holder pursuant to Section 6 hereof, the CPR Administrator shall promptly acknowledge in writing any written notice received by it from a Right Holder or Permitted Transferee pursuant to this Agreement, including such notices given by a Right Holder or Permitted Transferee pursuant to Section 13 hereof.

(j) A copy of this Agreement shall be available at all reasonable times for inspection by any Right Holder at the principal office of Reorganized Ampex. Upon written request of a Right Holder, the CPR Administrator shall transmit a copy of this Agreement to a Right Holder via first class mail.

(k) The CPR Administrator shall be protected and shall incur no liability for or in respect of any action taken, suffered or omitted by it in connection with its administration of the Distribution Rights or this Agreement in reliance upon an order, finding, instruction or other directive of the Bankruptcy Court, and shall act in accordance with any such order, finding, instruction or other directive.

Section 12. Change of CPR Administrator. The CPR Administrator or any successor CPR Administrator may resign and be discharged from its duties under this Agreement upon thirty (30) days’ notice in writing mailed to Reorganized Ampex by registered or certified mail, and to the Right Holders or their respective Permitted Transferees as set forth in the Rights Registry by first-class mail. Reorganized Ampex may remove the CPR Administrator or any successor CPR Administrator upon ninety (90) days’ notice in writing, mailed to the CPR Administrator or successor CPR Administrator, as the case may be, by registered or certified mail. If the CPR Administrator shall resign or be removed or shall otherwise become incapable of acting, Reorganized Ampex shall appoint a successor to the CPR Administrator. If Reorganized Ampex shall fail to make such appointment within a period of thirty (30) days after giving notice of such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated CPR Administrator or by any Right Holder, then any Right Holder may apply to any court of competent jurisdiction for the appointment of a new CPR Administrator. Any successor CPR Administrator, whether appointed by Reorganized Ampex or by such a court, shall be a corporation organized and doing business under the laws of the United States or of any state of the United States that is in good standing. After appointment, the successor CPR Administrator shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named as CPR Administrator without further act or deed; but the predecessor CPR Administrator shall deliver and transfer to the successor CPR Administrator any property at the time held by it hereunder including the Rights Registry, and execute and deliver any further assurance, conveyance, act or deed necessary for the purpose. Not later than the effective date of any such appointment Reorganized Ampex shall file notice thereof in writing with the predecessor CPR Administrator and mail a written notice thereof to each Right Holder or its Permitted Transferee at the address of such Person set forth in the Rights Registry. Failure to give any notice provided for in this Section 12, however, or any defect therein, shall not affect the legality or validity of the resignation or removal of the CPR Administrator or the appointment of the successor CPR Administrator, as the case may be.

Section 13. Notices. Notices or demands authorized by this Agreement to be given or made by the CPR Administrator or by any holder of Disputed Existing Common Stock Interests, Right Holder or Permitted Transferee to or on Reorganized Ampex shall be sufficiently given or made if sent by facsimile or first-class mail, postage prepaid, addressed (until another address is filed in writing with the CPR Administrator) as follows:

Ampex Corporation

1228 Douglas Avenue

Redwood City, California 94063

Attn: Joel D. Talcott, Esq., General Counsel

Telephone:     (650) 367-3330

Facsimile:      (650) 367-3440

Any notice or demand authorized by this Agreement to be given or made by Reorganized Ampex or by any holder of Disputed Existing Common Stock Interests, Right Holder or Permitted Transferee to or on the CPR Administrator (including surrender of certificates of Cancelled Common Stock) shall be sufficiently given or made if sent by facsimile or first-class mail, postage prepaid, addressed (until another address is filed in writing with Reorganized Ampex) as follows:

Ampex International Sales Corporation

1228 Douglas Avenue

Redwood City, California 94063

Attn: Joel D. Talcott, Esq., General Counsel

Telephone:     (650) 367-3330

Facsimile:      (650) 367-3440

with copies to:

Law Offices of Vicki S. Gruber, P.C.

17 Conklin Street, Suite 1

Farmingdale, NY 11735

Telephone:     (516) 845-8088

Facsimile:      (516) 845-8757

Notices or demands authorized by this Agreement to be given or made by Reorganized Ampex or the CPR Administrator to any holder of Disputed Existing Common Stock Interests, Right Holder or Permitted Transferee shall be sufficiently given or made if sent by first-class mail, postage prepaid, addressed to such holder at the address of such holder as shown on the Rights Registry. A holder of Disputed Existing Common Stock Interests, Right Holder or Permitted Transferee may change its respective name, address or other contact information shown on the Rights Registry at any time by furnishing written notice of such change to the CPR Administrator.

Section 14. Termination.

(a) In the event of any (i) merger, consolidation or reorganization of Reorganized Ampex, (ii) sale or transfer of all or substantially all of the assets of Reorganized Ampex or (iii) sale or transfer of all or substantially all of the stock of Reorganized Ampex, this Agreement shall continue in full force and effect and shall bind any successor, transferee or assignee thereof.

(b) This Agreement shall terminate 90 days after the Distribution Date immediately following the Distribution Period in which the last remaining Existing Patents in Reorganized Ampex’s, or its successors’ portfolio have been sold, transferred or expired. Upon termination of this Agreement pursuant to this Section 14, Distribution Rights granted to all Right Holders shall be cancelled and of no further force or effect and all Right Holders shall no longer have the right to receive any CPR Distributions with respect thereto.

(c) Any sale or transfer of Existing Patents shall be pursuant to terms of a bona fide arm’s-length transaction, including, without limitation, any sale or transfer of Existing Patents to affiliates or successors of Reorganized Ampex. For avoidance of doubt, all royalty free licenses by and between the Company and Ampex Data Systems Corporation (or its successors) shall not be deemed to be a sale or transfer subject to this Section Section 14(c).

Section 15. Supplements and Amendments. Except as provided in the last sentence of this Section 15, for so long as the Distribution Rights are outstanding, Reorganized Ampex may, and the CPR Administrator shall, if Reorganized Ampex so directs in writing, supplement or amend this Agreement without the approval of any Right Holders, provided that no such supplement or amendment may (a) adversely affect the interests of the Right Holders as such in any material respect, (b) cause this Agreement to become amendable other than in accordance with this Section 15 or (c) change, limit or increase the CPR Administrator’s rights, duties, liabilities or obligations.

In the event that any supplement or amendment to this Agreement would adversely affect the interests of the Right Holders in any material respect, such supplement or amendment shall be adopted with the consent or waiver of not less than fifty-one percent (51%) of the Right Holders based on their Pro Rata Percentage. Upon the delivery of a certificate from an appropriate officer of Reorganized Ampex which states that the supplement or amendment is in compliance with the terms of this Section 15, the CPR Administrator shall execute such supplement or amendment, provided that any supplement or amendment that does not change or increase the CPR Administrator’s rights, duties, liabilities or obligations shall become effective immediately upon execution by Reorganized Ampex, whether or not also executed by the CPR Administrator.

Section 16. Successors. All the covenants and provisions of this Agreement by or for the benefit of Reorganized Ampex or the CPR Administrator shall bind and inure to the benefit of their respective successors and assigns hereunder.

Section 17. Benefits of this Agreement. Nothing in this Agreement shall be construed to give to any Person other than the Company, the CPR Administrator and the Right Holders any legal or equitable right, remedy or claim under this Agreement; but this Agreement shall be for the sole and exclusive benefit of the Company, the CPR Administrator, the Right Holders and their Permitted Transferees.

Section 18. Inconsistency with Plan. This Agreement is entered into pursuant to the Plan and shall govern the Distribution Rights and related CPR Distributions issued pursuant to the Plan. Should any provision of this Agreement be inconsistent with a provision of the Plan, the terms and conditions of the Plan shall control; provided, however, that (i) in the event of an inconsistency between the Plan and this Agreement with respect to the terms of the Distribution Rights and the CPR Distributions, this Agreement shall control, and (ii) nothing in this Section 18 shall impact provisions of this Agreement that supplement provisions of the Plan but are not inconsistent therewith.

Section 19. Tax Reporting; Withholding.

(a) On or before January 31st of the year following each year in which a holder of Distribution Rights receives any CPR Distribution hereunder, the CPR Administrator shall prepare and mail to each such holder, unless such holder has provided the CPR Administrator with a valid, properly completed Internal Revenue Service Form W-8BEN, W-8ECI, W-8EXP or W-8IMY (each, a “Form W-8”), as applicable, in accordance with United States Treasury Regulations (the “Treasury Regulations”) promulgated under the Internal Revenue Code of 1986, as amended (the “Code”), an appropriate Form 1099 reporting the distribution(s) as of the year of payment, in accordance with the Code and the Treasury Regulations. The CPR Administrator shall also prepare and file copies of such Forms 1099 by magnetic tape with the Internal Revenue Service on or before February 28th of the year following the distribution(s), in accordance with the Code and the Treasury Regulations.

(b) Reorganized Ampex and the CPR Administrator, as applicable, shall be entitled to deduct and withhold from any payment made to such holder pursuant to this Agreement such amounts as Reorganized Ampex or the CPR Administrator, as applicable, is required to deduct and withhold with respect to such payment pursuant to the Code and the Treasury Regulations or any provision of state, local or non-U.S. law, and shall timely remit any amount withheld to the Internal Revenue Service or other appropriate governmental authority or authorized financial institution in accordance with applicable law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority by Reorganized Ampex or the CPR Administrator, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder in respect of which such deduction and withholding was made by Reorganized Ampex or the CPR Administrator, as the case may be.

(c) Should any issue arise regarding federal income tax reporting or withholding, the CPR Administrator shall be entitled, in its sole discretion, to refrain from taking any action, and shall be fully protected and shall not be liable in any way to Reorganized Ampex or any other Person or entity for refraining from taking such action, unless the CPR Administrator receives written instructions signed by Reorganized Ampex which eliminate such issue to the reasonable satisfaction of the CPR Administrator. Such action may be subject to additional fees.

(d) The Company and each Right Holder hereby agree that the Distribution Rights shall not be treated as an equity interest in the Company for income tax purposes.

Section 20. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

Section 21. Governing Law. This Agreement, including the rights, duties and obligations of the CPR Administrator, and the Distribution Rights issued hereunder shall be deemed to be a contract made under the laws of the State of New York and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

Section 22. Counterparts. This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

Section 23. Descriptive Headings. Descriptive headings of the several Sections of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Contingent Payment Rights Agreement to be duly executed and their respective corporate seals to be hereunder affixed and attested, all as of the day and year first above written.

AMPEX CORPORATION

By:	/s/ Joel D. Talcott
Name: Joel D. Talcott
Title: Vice President & Secretary

AMPEX INTERNATIONAL SALES CORPORATION

By:	/s/ Joel D. Talcott
Name: Joel D. Talcott
Title: Vice President & Secretary

Consent, agreement and acknowledgement of Hillside Capital Incorporated solely with respect to Section 2 of this Contingent Payment Rights Agreement:

HILLSIDE CAPITAL INCORPORATED

By:	/s/ Raymond F. Weldon
Name: Raymond F. Weldon
Title: Managing Director

EXHIBIT A

EXAMPLES OF DISTRIBUTION MECHANICS

Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Contingent Payment Rights Agreement to which this document is an exhibit (the “Agreement”).

For purposes of the following examples, assume the following facts:

1.	The Effective Date occurs on May 15, 2008.

2.	Cumulative Net New Patent Revenue for the 2009 Distribution Period (January 1 - December 31, 2009) is $100,000,000.

3.	Recovery Threshold Amount is $90,000,000.

4.	Company Expenses for the 2009 Distribution Period are $50,000.

5.	The Company had 100 shares of Existing Common Stock outstanding on May 14, 2008, the date immediately prior to the Effective Date.

6.	Stockholder W held 50 shares of Existing Common Stock on May 14, 2008, the date immediately prior to the Effective Date and delivered certificates evidencing his 50 shares of Existing Common Stock to the CPR Administrator pursuant to the terms of the Agreement.

7.	Stockholder X who has objected to the confirmation of the Plan held 10 shares of Existing Common Stock on May 14, 2008, the date immediately prior to the Effective Date.

8.	Stockholder Y held 20 shares of Existing Common Stock on May 14, 2008, the date immediately prior to the Effective Date but the CPR Administrator was unable to locate Stockholder Y at his last known address qualifying Stockholder Y as a holder of Disputed Existing Common Stock Interest.

9.	Stockholder Z held 20 shares of Existing Common Stock on May 14, 2008, the date immediately prior to the Effective Date; was initially located by the CPR Administrator but over time has failed to keep the CPR Administrator updated of his change of address resulting in Stockholder Z becoming a Forfeited Right Holder.

Examples of Distribution Mechanism:

Example 1 - Calculation of CPR Distributions. For the 2009 Distribution Period, the maximum amount of CPR Distributions to be made to Right Holders is $4,975,000 which is the amount that equals the product of (x) 0.5 times (y) the Cumulative Net New Patent Revenue in excess of the Recovery Threshold Amount less (z) the Company Expenses:

(0.5 x ($100,000,000 - $90,000,000)) - $50,000 = $4,950,000

Example 2 - Calculation of Pro Rata Percentage of holders of Existing Common Stock as of the date immediately prior to the Effective Date (e.g. Stockholder W’s Pro Rata Percentage). Stockholder W’s Pro Rata Percentage of any CPR Distributions is 0.50 (50 shares held by Stockholder W divided by the total number of Existing Common Stock that is outstanding on the date that is immediately prior to the Effective Date (100 shares)).

Example 3 - Calculation of CPR Distributions to Right Holders (e.g. Stockholder W). For the 2009 Distribution Period, Shareholder W’s CPR Distribution is his Pro Rata Percentage of the CPR Distributions for that period:

0.50 x $4,950,000 = $2,475,000

Example 4 - CPR Distributions Allocable to holders of Disputed Existing Common Stock Interest (e.g. Stockholder Y). The CPR Administrator shall hold Stockholder Y’s Pro Rata Percentage (0.20) of the CPR Distributions for the 2009 Distribution Period in the CPR Reserve Account.

0.20 x $4,950,000 = $990,000

The CPR Administrator shall hold the $990,000 in the CPR Reserve Account until such time as the Disputed Existing Common Stock Interest held by Stockholder Y becomes an Allowed Existing Common Stock Interest (e.g. Stockholder Y establishing contact with the CPR Administrator) or the $990,000 reserved in the CPR Reserve Account for Stockholder Y becomes the subject of a final and binding court order or a written and binding settlement agreement whereby it is determined or agreed that Stockholder Y’s Disputed Existing Common Stock Interest shall never become an Allowed Existing Common Stock Interest. If the latter, Stockholder Y will forfeit the $990,000 as his Distribution Rights will be cancelled and the CPR Administrator will return the $990,000 to Reorganized Ampex. With respect to subsequent CPR Distributions (CPR Distributions that occur after the date all or a portion of the Disputed Existing Common Stock Interest of Stockholder Y is disallowed), the total CPR Distributions made by Reorganized Ampex will be reduced by that portion of Stockholder Y’s Disputed Existing Common Stock Interests that became permanently disallowed.

Example 5 - CPR Distributions Allocable to Forfeited Right Holders (e.g. Stockholder Z). If the CPR Administrator cannot locate Stockholder Z at his last known address within one year of the Distribution Date for the 2009 Distribution Period (March 31, 2011), Stockholder Z forfeits his $990,000 CPR Distribution for the 2009 Distribution Period. The $990,000 forfeited by Stockholder Z will be distributed to (i) the other Right Holders (in our example, Stockholder W is the only other Right Holder) and (ii) the CPR Reserve Account on account of Stockholder Y who holds Disputed Existing Common Stock Interest that can become Allowed Existing Common Stock Interest, in each case, on a pro rata basis. However, if Stockholder Y’s Disputed Existing Common Stock Interest is ultimately disallowed, his reserved CPR Distributions and his pro rata share of Stockholder Z’s forfeited CPR Distributions reserved on his behalf ($495,000) will be returned to Reorganized Ampex.

Example 6 - Total Distribution by Reorganized Ampex to CPR Administrator in Light of Objecting Stockholders (e.g. Stockholder X). Stockholder X objected to confirmation of the Plan and is not entitled to any CPR Distributions. For the 2009 Distribution Period, the total CPR Distributions to be made by Reorganized Ampex to the CPR Administrator is $4,455,000, comprised of (a) $2,475,000 for Stockholder W, plus (b) $990,000 for Stockholder Y to be held in the CPR Reserve Account, plus (c) $990,000 for Stockholder Z to be held until Stockholder Z can be located or to be distributed to other Right Holders pro rata after Stockholder Z becomes a Forfeited Right Holder.